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EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Form S-8 dated August 19, 2002 pertaining to the Delano Technology Corporation Stock Option Plan (January 25, 1999) and the Delano Technology Corporation Stock Option Plan (July 20, 2000) of our report dated June 22, 2001 with respect to the consolidated financial statements and schedules of Data Return Corporation for the year ended March 31, 2001 incorporated by reference in the Current Report on Form 8-K of divine, inc. dated January 9, 2002, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Dallas, Texas
August 14, 2002

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  EXHIBIT 23.4